<PAGE 1>
                                   EXHIBIT 2



March 1, 1996


Mr. William J. Mercurio
Able Telcom Holding Corp.
1601 Forum Place, Suite 1110
West Palm Beach, Florida  33401

RE:	Proxy Statement


Dear Mr. Mercurio:

This is in response to your fax of February 21, 1996 which included a copy of the draft Proxy Statement.

As you know from our conversation on February 16, 1996, which was confirmed by my letter to you of February 21, 1996, I resigned from the Board of Directors effective February 16, 1996. Accordingly, the Proxy Statement should reflect that I am not currently a director.

As I have previously advised you, I do not believe that the Proxy Statement accurately discloses the status of the October, 1994 notes payable to me, Clark and Bill.


Very truly yours,

/s/DOUG HUBBARD
-----------------
Doug Hubbard










BR1\F\3893\10685\001	03/18/96 5:15pm
99591.BR1	#3893 (B33  )


BR1\F\3893\10685\001	03/18/96 5:15pm
99591.BR1	#3893 (B33  )